Exhibit 99.1

FOR IMMEDIATE RELEASE:
May 20, 2020

Media Contacts:	Investor Contacts:
Christina Lood	Steve Frank
1-973-822-7249 (o)	1-973-822-7141 (o)
christina.lood@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Marissa Patel
1-973-443-2777 (o)	1-973-443-2996 (o)
kristen.seely@zoetis.com	marissa.patel@zoetis.com

Zoetis Announces Results of Its Annual Meeting of Shareholders;
Board Declares Third Quarter 2020 Dividend

PARSIPPANY, N.J. – May 20, 2020 - Zoetis Inc. (NYSE:ZTS) today announced the results of shareholder voting at its 2020 Annual Meeting of Shareholders and provided details on its third quarter 2020 dividend.

Virtual Annual Meeting of Shareholders
Zoetis held a virtual annual meeting today, with Chairman Michael B. McCallister presiding over the business portion of the meeting and shareholder voting. Chief Executive Officer Kristin Peck discussed the company’s strong performance in 2019, the essential role that Zoetis plays in sustaining and protecting animal and human life during the COVID-19 pandemic, and its top priorities for continued growth and market leadership in the global animal health industry.

As part of her remarks about the company, Peck said, “In 2019, we achieved operational revenue growth of 10% and grew adjusted net income 14% operationally, while continuing to create value for our investors.”

“As we started 2020, none of us could have predicted the circumstances we would face as a company and a society with the outbreak of COVID-19. The past few months have been unlike any we have ever experienced in business, or that any of us could have imagined for our families, friends and communities,” continued Peck. “It has been an experience that has tested us, galvanized our team and brought out the best in our colleagues around the world. I could not be prouder.”

“I laid out five priorities for Zoetis: Driving Innovative Growth; Enhancing Customer Experience; Leading in Digital and Data Analytics; Cultivating a High-Performing Organization; and Championing a Healthier, More Sustainable Future. While timing and tactics may be adjusted in light of the COVID-19 pandemic, they are as relevant today as they were then. I look forward to sharing updates in the future as we make progress along these priorities and emerge from this pandemic stronger, more innovative, and more agile than ever,” said Peck.

Shareholder Voting Results
The results of shareholder voting from the meeting were as follows:

•Gregory Norden, Louise Parent, Kristin Peck and Robert Scully have been elected as directors for three-year terms.
•Shareholders approved, on an advisory basis, the compensation of the company’s named executive officers.
•Shareholders approved, on an advisory basis, the frequency of future advisory votes on the Company’s executive compensation.
•Shareholders ratified and approved the selection of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2020.

A full replay of the meeting will be made available at http://investor.zoetis.com/events-presentations, along with the presentation materials from the event.

Quarterly Dividend Declared
In separate proceedings today, the Zoetis Board of Directors declared a third quarter 2020 dividend payable to holders of the company’s common stock of $0.20 per share; the dividend is to be paid on Tuesday, Sept. 1, 2020, to holders of record on Friday, July 17, 2020.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 65 years of experience in animal health, Zoetis discovers, develops, manufactures and commercializes medicines, vaccines and diagnostic products, which are complemented by biodevices, genetic tests and precision livestock farming. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2019, the company generated annual revenue of $6.3 billion with approximately 10,600 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-looking Information: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to general industry conditions and competition, general economic factors, the impact of the recent global outbreak of novel coronavirus disease (COVID-19), business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, risks or expectations related to its indebtedness, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the coronavirus (COVID-19) pandemic and its impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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